Exhibit 99.1

Cutera Announces Planned Retirement of David B. Apfelberg, M.D.,

as Member of the Board of Directors

BRISBANE, California, August 12, 2019 ─ Cutera, Inc. (CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, today announced that David B. Apfelberg, M.D., age 77, has notified the Board of Directors of the Company (the “Board”) that he intends to retire from the Board at the expiration of his current term in June 2020.

“With new leadership in place at Cutera, it is the right time for me to communicate my intention to step aside at the next annual meeting,” commented Dr. Apfelberg. “I am fortunate to have served on the Cutera Board for over 20 years, and am confident as I transition my Board seat that the Company is well positioned moving forward. I endorse the efforts of new CEO Dave Mowry, the rest of the management team and the Board without qualification.”

Dr. Apfelberg notified the Board that he intends to serve out his current term and support the search for a replacement. Dr. Apfelberg currently serves on the Board’s Compensation Committee as well as the Nominating and Corporate Governance Committee. The Nominating and Governance Committee will begin the process of identifying and evaluating director candidates to fill the vacancy.

“On behalf of all Cutera stakeholders, I thank Dave for his two decades of valuable service to the Company,” commented J. Daniel Plants, Cutera’s Chairman. “His intense passion for Cutera’s products, people and customers have contributed meaningfully to the Company’s success. Dave will be missed, and we wish him the very best in his retirement.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The forward-looking statements include plans for the director search process. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this press release, including those described in the “Risk Factors” section of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, the Registration Statement on Form S-8 and other documents filed from time to time with the United States Securities and Exchange Commission by Cutera. Forward-looking statements speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Cutera, Inc.

Matthew Scalo

VP, Investor Relations and Corporate Development

415-657-5500

mscalo@cutera.com

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